Exhibit 10

SETTLEMENT AND TERMINATION AGREEMENT

     This Settlement and Termination Agreement (this “Agreement”) is entered into as of April 14, 2003, by and between Indiantown Cogeneration, L.P., a limited partnership organized under the laws of Delaware (“Indiantown”) and William D. Bishop, in his capacity as the duly appointed and authorized Chapter 11 Trustee (the “Trustee”) for the estate of Lodestar Energy, Inc. (“Lodestar”). Each of Indiantown, the Trustee and Lodestar are hereinafter referred to as a “Party” and collectively as the “Parties”.

RECITALS

     WHEREAS, Indiantown is the owner of an approximately 330 MW coal-fired cogeneration facility located in Martin County, Florida (the “Facility”); and

     WHEREAS, Indiantown and Lodestar, as successor in interest to Costain Coal Inc., are parties to that certain Coal Purchase Agreement, dated as of August 4, 1992, as amended by that certain Supplemental Agreement, dated as of August 4, 1992, that certain Amendment No. 1 to Coal Purchase Agreement, dated as of September 30, 1992, that certain Amendment No. 2 to Coal Purchase Agreement, dated as of April 19, 1995, and that certain Amendment No. 3 to Coal Purchase Agreement, dated as of November 2, 2001 (as so amended, the “Coal Purchase Agreement”); and

     WHEREAS, on or about March 30, 2001, certain involuntary petitions under Chapter 11 of the Bankruptcy Code were filed against Lodestar and certain Affiliates of Lodestar in the United States Bankruptcy Court for the Eastern District of Kentucky (Lexington Division) (the “Bankruptcy Court”); and

     WHEREAS, on or about April 27, 2001, upon the consent of Lodestar and its Affiliates, the Bankruptcy Court entered an Order for Relief under Chapter 11 of the Bankruptcy Code; and

     WHEREAS, on or about January 31, 2003, the Bankruptcy Court appointed the Trustee to serve as the trustee for the estate of Lodestar and certain Affiliates of Lodestar; and

     WHEREAS, in the course of performance of the Coal Purchase Agreement, certain disputes and disagreements have arisen among the Parties with respect to performance of their respective obligations under such agreement; and

     WHEREAS, to avoid the time, expense, burden and uncertainty of such disputes and disagreements, and of dispute resolution proceedings or litigation with respect thereto, Indiantown and Lodestar desire to settle their disputes and disagreements, terminate the Coal Purchase Agreement and release each other from further obligations or liabilities on the terms and conditions set forth in this Agreement, but subject to the occurrence of the Effective Date.

     NOW THEREFORE, in consideration of the mutual promises and releases contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be bound hereby agree as follows:

ARTICLE I

DEFINITIONS

     SECTION 1.1     Definitions.

     Capitalized terms used in this Agreement have the meanings set forth in this Section 1.1. In addition, any capitalized terms used but not defined herein shall have the respective meanings set forth in the Coal Purchase Agreement.

     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     “Agreement Term” has the meaning set forth in the Replacement Agreement.

     “Bankruptcy Code” means 11 U.S.C. §§ 101-1330, as amended from time to time.

     “Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.

     “Coal Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

     “Effective Date” has the meaning set forth in Section 3.1(c).

     “Escrow Amount” has the meaning set forth in Section 4.2(a).

     “Facility” has the meaning set forth in the recitals to this Agreement.

     “Facility Lenders” means those Persons, and their successors and assigns, who have provided to Indiantown financing for the construction, ownership and operation of the Facility, including any agent or trustee acting for or on behalf of such Persons.

     “Financing Agreements” means the loan agreements, lease agreements, notes, bonds, indentures, security agreements, subordination agreements, intercreditor agreements, mortgages and other documents entered into from time to time by Indiantown with the Facility Lenders for the financing of the Facility, and any refinancing thereof.

     “Indiantown” has the meaning set forth in the introductory paragraph to this Agreement.

     “Lodestar” has the meaning set forth in the introductory paragraph to this Agreement.

     “Organizational Documents” means, with respect to any Person, the charter, certificate of incorporation, memorandum and articles of association, bylaws, certificate of limited partnership or similar documents entered into, filed or registered in connection with the formation and organization of such Person under the laws of its jurisdiction of formation.

     “Person” means any natural person or any company, partnership, joint venture, firm, corporation, association, trust, enterprise or other body corporate or any governmental authority.

     “Post-Petition Creditor” means CSX Corporation Transportation, Inc.

     “Release” has the meaning set forth in Section 4.2(c).

     “Replacement Agreement” has the meaning set forth in Section 4.2(b).

     “Settlement Date” has the meaning set forth in Section 4.1(c).

     “Settlement Payment” has the meaning set forth in Section 4.2(a).

     “Trustee” means William D. Bishop, in his capacity as the duly authorized Chapter 11 Trustee for the bankruptcy estate of Lodestar, Lodestar Holdings, Inc. and any Affiliates of either such Person, or any successor trustee appointed or approved by the Bankruptcy Court.

ARTICLE II

CONSENTS AND APPROVALS

     SECTION 2.1     Consents and Approvals; Commercially Reasonable Efforts.

     From and after the date of this Agreement, each of the Parties shall use all commercially reasonable efforts to seek and obtain, as promptly as possible, any consents, approvals, authorizations and waivers as may be necessary to cause the Effective Date or the Settlement Date, as the case may be, to occur, including such consents, approvals, authorizations and waivers as may be required by the Bankruptcy Court and the Facility Lenders.

     SECTION 2.2     Cooperation; Further Assurances.

     (a)       The Parties acknowledge that approval by the Bankruptcy Court and certain of the Facility Lenders under the Financing Agreements may be required for this Agreement and the releases, waivers and agreements contemplated hereby. Each of the Parties shall cooperate in good faith with the Bankruptcy Court and the Facility Lenders in connection with the review and approval by such Persons of this Agreement and the transactions contemplated hereby.

     (b)       Each Party shall, at its own cost and expense, provide such certificates, consents, opinions of counsel and other documents or information as the Bankruptcy Court or the Facility Lenders may reasonably request in connection with such review and approval or the occurrence of the Effective Date.

     (c)       Each of the Parties agrees to execute and deliver such additional agreements, instruments and other documents, and take such further actions, as are reasonably required to cause the conditions precedent to the Effective Date and the Settlement Date to be satisfied and to consummate the transactions contemplated by this Agreement.

ARTICLE III

CONDITIONS; SETTLEMENT

     SECTION 3.1     Conditions to Effective Date.

     (a)       The waivers, releases and agreements contemplated by Sections 3.2 and 4.2 shall be subject to all of the following conditions having been satisfied or waived, as applicable:

(i) Indiantown shall have obtained the consent or waiver, as applicable, of the Facility Lenders pursuant to the Financing Agreements with respect to this Agreement and the waivers, releases and agreements contemplated hereby; and

(ii) the Trustee shall have obtained an order of the Bankruptcy Court in form and substance reasonably acceptable to the Parties authorizing the Trustee, on behalf of Lodestar, to execute and deliver this Agreement and to grant the waivers and releases contemplated hereby.

     (b)       Unless and until the Effective Date has occurred, the agreements contemplated by Sections 3.2 and 4.2 of this Agreement and the Release shall be of no force or effect, regardless of whether, when or to what extent any of the agreements contemplated hereby have been entered into or performed or the conditions to the Effective Date have been satisfied, and without prejudice to any right, remedy or defense which any Party may have under applicable law. Each Party agrees that it shall not submit into evidence or assert any claim or defense based on this Agreement, anything contained or implied in this Agreement or any communication among any of the Parties or their Affiliates, whether before or after the date hereof, relating to the settlement of the matters which are the subject of this Agreement in any litigation, arbitration, dispute resolution or other proceeding relating in any way to the Facility or the disputed matters which are the subject of this Agreement, unless and until the Effective Date has occurred.

     (c)       Upon the first date on which all of the conditions set forth in this Section 3.1 have been satisfied or waived (the “Effective Date”) the waivers, releases and agreements contemplated by Section 3.2 of this Agreement shall be binding upon the Parties and shall be deemed to have entered into full force and effect, regardless of the order in which the conditions to the Effective Date have been satisfied.

     SECTION 3.2     Delivery of Coal; Payment of Invoices.

     Subject to the occurrence of the Effective Date,

     (a)       Lodestar shall continue to perform under the Coal Purchase Agreement through March 31, 2003 in accordance with the terms thereof, by loading for delivery to Indiantown substantially in accordance with the loading and delivery schedules already provided by the Parties no more than four (4) trains containing an aggregate amount of no more than thirty-six thousand tons of coal meeting the requirements of Article IV of the Coal Purchase Agreement.

     (b)       In addition to coal to be delivered in accordance with Section 3.2(a), Lodestar shall load, not later than March 31, 2003, for delivery to the Facility one additional ninety (90) car Train carrying the equivalent of not less than twelve thousand five hundred (12,500) BTUs per pound of coal meeting the requirements of Article IV of the Coal Purchase Agreement. Immediately following delivery of the coal pursuant to this Section 3.2(b) Lodestar shall invoice Indiantown for such coal at the price of one dollar and twenty-nine cents ($1.29) per mmbtu FOB, plus costs for transportation in accordance with the terms of the Coal Purchase Agreement. Such invoice shall be payable within ten (10) days following receipt of such invoice by Indiantown. All other terms and conditions governing the loading, delivery, invoicing or payment for coal delivered pursuant to this Section 3.2(b) shall be in accordance with the applicable terms of the Coal Purchase Agreement.

     (c)       Indiantown shall pay (a) all outstanding invoices from Lodestar currently outstanding for delivered coal under the Coal Purchase Agreement, and (b) all invoices properly delivered for coal that is actually delivered pursuant to Section 3.2(a) or Section 3.2(b) of this Agreement, in each case upon the earlier to occur of (x) the date on which such invoices are due and payable in accordance with the Coal Purchase Agreement, and (y) April 15, 2003.

ARTICLE IV

SETTLEMENT AND RELEASE

     SECTION 4.1     Conditions to Settlement Date.

     (a)       The waivers, releases and agreements contemplated by Section 4.2 and the Release shall be subject to all of the following conditions having been satisfied or waived, as applicable:

(i) The Effective Date shall have occurred;

(ii) In the reasonable judgment of Indiantown, Lodestar shall have performed all of its obligations pursuant to Section 3.2(a) and Section 3.2(b); and

(iii) In the reasonable judgment of Lodestar, Indiantown shall have performed all of its obligations pursuant to Section 3.2(c).

     (b)       Unless and until the Settlement Date has occurred, the agreements contemplated by Section 4.2 and the Release shall be of no force or effect, regardless of whether, when or to what extent any of the agreements contemplated hereby have been entered into or performed or the conditions to the Settlement Date have been satisfied, and without prejudice to any right, remedy or defense which any Party may have under applicable law.

     (c)       Upon the first date on which all of the conditions set forth in this Section 4.1 have been satisfied or waived (the “Settlement Date”) the waivers, releases and agreements contemplated by Section 4.2 of this Agreement shall be binding upon the Parties and shall be deemed to have entered into full force and effect, regardless of the order in which the conditions to the Settlement Date have been satisfied. Upon either Party becoming aware of the occurrence of the Settlement Date (or reasonably believing the same to have occurred), such Party shall provide to the other Parties prompt written notice of the same. If any Party receiving such notice does not agree that the conditions to the effectiveness of the Settlement Date have been satisfied, it shall promptly (but in any event within five (5) days) provide written notice thereof to the other Parties. If a Party concurs with a notice specifying that the conditions to the Settlement Date have been satisfied it shall promptly (but in any event within five (5) days) provide written notice thereof to the other Parties. Once all Parties agree that the conditions to the occurrence of the Settlement Date have occurred, the provisions of Section 4.2 shall apply.

     SECTION 4.2     Settlement Payment; Escrow Amount; Releases.

     Subject to the occurrence of the Settlement Date, on the Settlement Date, or on such later date as the Parties may agree, but in no event later than April 15, 2003:

     (a)       Indiantown shall pay to the Trustee, on behalf of the bankruptcy estate of Lodestar and its Affiliates, the amount of one million dollars ($1,000,000) in immediately available funds (the “Settlement Payment”). From the Settlement Payment, the Trustee and Indiantown shall direct that up to one hundred ninety-five thousand dollars ($195,000) (such sum being the “Escrow Amount”) shall be placed in escrow, with an escrow agent and otherwise on terms and conditions as Indiantown and the Trustee may agree, to be applied as follows:

(i) to the payment of any outstanding invoices or claims for which both (A) at least one of Lodestar or one of its Affiliates, and (B) at least one of Indiantown, or one of its Affiliates, are potentially liable to the Post-Petition Creditor under the Transportation Agreement, the Private Car Agreement or otherwise; provided, however, that any such payment must (x) constitute a specific release and discharge of any potential liability of Indiantown or its Affiliate, as the case may be, from and against any and all further claims by the Post-Petition Creditor in respect of the Coal Purchase Agreement, the Transportation Agreement, the Private Car Agreement or any related document or agreement in form and substance reasonably acceptable to Indiantown, and (y) be accompanied by an enforceable agreement reasonably acceptable to Indiantown or an order of the Bankruptcy Court forever releasing and discharging Indiantown or its Affiliate, as the case may be, from and against any and all further claims by the Post-Petition Creditor in respect of the Coal Purchase Agreement Transportation Agreement, the Private Car Agreement or any related document or agreement;

(ii) from and after the payment of all outstanding invoices or claims described in paragraph (i) of this Section 4.2(a), to the Trustee in accordance with either (A) the agreement between the Trustee and the Post-Petition Creditor or (B) an order of the Bankruptcy Court;

     (b)       (i) the Coal Purchase Agreement shall terminate effective as of midnight on March 31, 2003, and shall be of no further force and effect as of and from midnight on March 31, 2003, and (ii) that certain Agreement Term of the Coal Purchase and Sales Agreement, dated February 5, 2003, between Indiantown and Massey Coal Sales Company, Inc. (the “Replacement Agreement”), shall commence in accordance with the terms of Article 2 of the Replacement

Agreement effective as of 12:01 a.m. on April 1, 2003, and each of the Parties agrees to the occurrence of the same; and

     (c)       Indiantown and the Trustee, on behalf of Lodestar, shall execute and deliver to each other a release in the form of Exhibit A to this Agreement (the “Release”) and otherwise in form and substance reasonably acceptable to both Parties.

ARTICLE V

MISCELLANEOUS

     SECTION 5.1     No Admission.

     Each Party to this Agreement denies any wrongdoing, unlawful conduct, failure of performance or liability to the other Party in connection with the Coal Purchase Agreement, but each Party nevertheless has concluded that it is in its best interests to avoid the time, expense, burden and uncertainty of disputes, differences and disagreements, and of dispute resolution proceedings or litigation with respect thereto, by settling their disputes, differences and disagreements on the terms and conditions set forth in this Agreement. Neither the execution and delivery nor the performance of this Agreement by any Party shall be construed or represented as an admission of wrongdoing or liability (except as agreed herein) on the part of any Party, but shall constitute the resolution of disputed claims.

     SECTION 5.2     Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding to the greatest extent a New York court would permit any provision of New York law that would permit or require the application of the laws of another jurisdiction.

     SECTION 5.3     No Waiver.

     No failure or delay on the part of any Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of or consent to the departure from any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given and only if in writing and signed by the Party making of giving such waiver.

     SECTION 5.4     Severability.

     Any provision of this Agreement which is held to be illegal, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent necessary to make such provisions not illegal, invalid or unenforceable, without invalidating the remaining provisions hereof and without affecting or impairing the validity or enforceability of such provision in any other jurisdiction. In such event the Parties shall negotiate in good faith an equitable modification to the provisions of this Agreement to give effect, to the greatest extent permitted under applicable law, to the original intent of the Parties without rendering such provisions as modified illegal, invalid or unenforceable in the relevant jurisdiction.

     SECTION 5.5     Notices.

     All notices required or permitted under this Agreement shall be in writing and shall be deemed properly served, given or made if delivered in person, sent by facsimile or sent by registered or certified mail, postage prepaid, or by a widely recognized express courier service that provides a receipt of delivery. Notices under this Agreement shall be sent to the following addresses:

If to Indiantown:

Indiantown Cogeneration, L.P.
P.O. Box 1799
13303 Southwest Silver Fox Lane
Indiantown, Florida 34956-9704
Attn: General Manager

with a copy to:

Indiantown Cogeneration, L.P.
c/o PG&E National Energy Group
7500 Wisconsin Avenue
Bethesda, Maryland 20814
Attn: Chief Executive Officer

If to the Trustee:

William D. Bishop,
as Chapter 11 Trustee for the estate of Lodestar, Inc.
2325 Harrodsburg Road
Suite 235
Lexington, Kentucky 40504

or to such other address as any Party may designate in writing from time to time. Notices given by personal delivery, mail or express courier shall be effective upon physical receipt. Notices given by facsimile shall be effective as of (i) the date of confirmed delivery if delivered before 5:00 p.m. on any business day at the recipient location, or (ii) the next succeeding business day in the recipient location if confirmed delivery is after 5:00 p.m. on any such business day or during any non-business day.

     SECTION 5.6     Headings.

     Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     SECTION 5.7     Entire Agreement.

     This Agreement contains the entire agreement among the Parties and supersedes any and all prior written and oral agreements, discussions, proposals, negotiations, understandings and representations pertaining to the subject matter hereof.

     SECTION 5.8     Amendments.

     No amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by each of the Parties hereto.

     SECTION 5.9     Binding Effect: Assignments.

     This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors and permitted assigns. Neither Indiantown, the Trustee nor Lodestar may assign any or all of its rights, privileges and obligations under this Agreement without the prior written consent of the other Party (which shall not be unreasonably withheld).

     SECTION 5.10     No Third-Party Rights.

     Nothing in this Agreement, either express or implied, is intended or shall be construed to confer upon or to give any person, firm or corporation, except the Parties hereto, any rights or remedies under or by reason of this Agreement.

     SECTION 5.11     Counterparts.

     This Agreement may be executed in any number of counterparts and by each Party hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement.

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     IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized signatories as of the date first set forth above.

INDIANTOWN COGENERATION, L.P.

By: \s\ F. JOSEPH FEYDER Name: F. Joseph Feyder Title: Vice President

WILLIAM D. BISHOP, in his capacity as Chapter 11 Trustee for Lodestar Energy, Inc.

By: \s\ WILLIAM D. BISHOP Name: William D. Bishop Title: Chapter 11 Trustee, Lodestar Energy, Inc.

[SETTLEMENT AND TERMINATION AGREEMENT]

EXHIBIT A

RELEASE

     This RELEASE, dated as of April __, 2003 (this “Release”), is entered into by and between William D. Bishop, in his capacity as the duly appointed and authorized Chapter 11 Trustee (the “Trustee”) for the estate of Lodestar Energy, Inc. (“Lodestar”) and Indiantown Cogeneration, L.P., a limited partnership organized under the laws of Delaware.

WITNESSETH:

     WHEREAS, Indiantown is the owner of an approximately 330 MW coal-fired cogeneration facility located in Martin County, Florida (the “Facility”); and

     WHEREAS, Indiantown and Lodestar, as successor in interest to Costain Coal Inc., are parties to that certain Coal Purchase Agreement, dated as of August 4, 1992, as amended by that certain Supplemental Agreement, dated as of August 4, 1992, that certain Amendment No. 1 to Coal Purchase Agreement, dated as of September 30, 1992, that certain Amendment No. 2 to Coal Purchase Agreement, dated as of April 19, 1995, and that certain Amendment No. 3 to Coal Purchase Agreement, dated as of November 2, 2001 (as so amended, the “Coal Purchase Agreement”); and

     WHEREAS, on or about March 30, 2001, certain involuntary petitions under Chapter 11 of the Bankruptcy Code were filed against Lodestar and certain Affiliates of Lodestar in the United States Bankruptcy Court for the Eastern District of Kentucky (Lexington Division) (the “Bankruptcy Court”); and

     WHEREAS, on or about April 27, 2001, upon the consent of Lodestar and its Affiliates, the Bankruptcy Court entered an Order for Relief under Chapter 11 of the Bankruptcy Code; and

     WHEREAS, on or about January 31, 2003, the Bankruptcy Court appointed the Trustee to serve as the trustee for the estate of Lodestar and certain Affiliates of Lodestar; and

     WHEREAS, on [_________], 2003, the Parties entered into that certain Settlement and Termination Agreement (the “Agreement”), providing for, among other things, certain waivers, agreement and releases and the termination of the Coal Purchase Agreement, all as set forth therein.

     NOW, THEREFORE, in consideration of the mutual releases contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned parties hereby agree as follows:

1.	Release of Indiantown and Covenant Not to Sue. The Trustee, on behalf of Lodestar and on behalf of all of the Affiliates (as defined in the Agreement) of Lodestar, and each of their respective predecessors, successors, representatives, agents and assigns, hereby releases, remises, acquits and forever discharges Indiantown and its Affiliates (as defined in the Agreement), and all of the former, present or future agents, attorneys and representatives of Indiantown and its Affiliates (collectively, the “Indiantown Released Parties”) from any and

[EXHIBIT A]

all claims, causes of action, rights, suits, demands, controversies, counterclaims, damages, covenants, liabilities, contracts or obligations of whatsoever kind or nature, whether in law or equity or otherwise, whether now asserted or unasserted, known or unknown, arising out of or in any way related to (a) the Coal Purchase Agreement, (b) any transactions that the Indiantown Released Parties may have participated in with Lodestar of its Affiliates in connection with the Facility, (c) any acts or omissions by the Indiantown Released Parties (including, without limitation, strict liability, any negligence (whether simple or gross), misrepresentations, or intentional wrongs) in connection with the Facility, or (d) all such similar claims or liabilities relating to the foregoing that it may hold or have the right to assert against any of the Indiantown Released Parties. Accordingly, Lodestar, on its own behalf and on behalf of all of its Affiliates, and each of their respective predecessors, successors, representatives, agents and assigns, agrees not to seek any recovery for or collection of, or institute any litigation related to, any rights, causes of action or claims any such party may have against of the Indiantown Released Parties which are in any way related to or arise out of items described in clauses (a) through (d) above.

2.	Release of Lodestar and Covenant Not to Sue. Indiantown, on its own behalf and on behalf of all of its Affiliates (as defined in the Agreement), and each of their respective predecessors, successors, representatives, agents and assigns, hereby releases, remises, acquits and forever discharges Lodestar and its Affiliates (as defined in the Agreement), and all of the former, present or future agents, attorneys and representatives of Lodestar and its Affiliates (collectively, the “ Lodestar Released Parties”) from any and all claims, causes of action, rights, suits, demands, controversies, counterclaims, damages, covenants, liabilities, contracts or obligations of whatsoever kind or nature, whether in law or equity or otherwise, whether now asserted or unasserted, known or unknown, arising out of or in any way related to (a) the Coal Purchase Agreement, (b) any transactions that the Lodestar Released Parties may have participated in with Indiantown or its Affiliates in connection with the Facility, (c) any acts or omissions by the Lodestar Released Parties (including, without limitation, strict liability, any negligence (whether simple or gross), misrepresentations, or intentional wrongs) in connection with the Facility, or (d) all such similar claims or liabilities relating to the foregoing that it may hold or have the right to assert against any of the Lodestar Released Parties. Accordingly, Indiantown, on its own behalf and on behalf of all of its Affiliates, and each of their respective predecessors, successors, representatives, agents and assigns, agrees not to seek any recovery for or collection of, or institute any litigation related to, any rights, causes of action or claims any such party may have against of the Lodestar Released Parties which are in any way related to or arise out of items described in clauses (a) through (d) above.

3.	Successors and Assigns. This Release shall be binding upon the parties hereto and their respective legal representatives, successors and assigns, and shall inure to the benefit of the Indiantown Released Parties, the Lodestar Released Parties and their respective successors and assigns.

4.	Incorporated Sections of Agreement. Sections 5.2, 5.3, 5.4, 5.8, 5.9, 5.10. and 5.11 of the Agreement are herein incorporated by reference.

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[EXHIBIT A]

     IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Release to be executed by their duly authorized signatories as of the date first set forth above.

INDIANTOWN COGENERATION, L.P.

By: \s\ F. JOSEPH FEYDER Name: F. Joseph Feyder Title: Vice President

WILLIAM D. BISHOP, in his capacity as Chapter 11 Trustee for Lodestar Energy, Inc.

By: \s\ WILLIAM D. BISHOP Name: William D. Bishop Title: Chapter 11 Trustee, Lodestar Energy, Inc.

[EXHIBIT A]